Exhibit 3.1

Delaware	Page 1
The First State

I,  JEFFREY W.  BULLOCK,  SECRETARY OF STATE OF THE STATE OF DELAWARE,  DO HEREBY CERTIFY THE ATTACHED IS A  TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF  "TRUETT-HURST,   INC.",  FILED IN THIS OFFICE ON THE  TWENTY-EIGHTH DAY OF DECEMBER,  A.D. 2012, AT  9:23  O'CLOCK P.M.

A FILED COPY OF THIS  CERTIFICATE HAS BEEN FORWARDED  TO  THE NEW CASTLE  COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 09:39 PM 12/28/2012 FILED 09:23 PM 12/28/2012 SPV 121405208 - 5255375 FILE
RESTATED CERTIFICATE OF INCORPORATION

OF

TRUETT-HURST, INC.

___________________________________

The present name of the corporation is Truett-Hurst, Inc. (the “Corporation”). The Corporation was incorporated under the name “Truett-Hurst, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 10, 2012. This Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is Truett-Hurst, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4

A.           The total number of shares of all classes of stock that the Corporation is authorized to issue is 5,501,000 shares, consisting of (i) 500,000 shares of Class A Common Stock,  par value $0.001 per share (the “Class A Common Stock”), (ii) 1,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B.           The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.           Any of the shares of Preferred Stock may be issued from time to time in one or more series.  Subject to the limitations and restrictions in this Article 4 set forth, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.           There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

E.           Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

ARTICLE 5

A.           The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

B.           The stockholders are expressly authorized to adopt, amend and repeal the Bylaws of the Corporation by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

ARTICLE 6

A.           Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B.           The number of directors which shall constitute the Board of Directors shall be fixed from time to time, within the limits specified in the Corporation’s Bylaws or in this Article 6, by a bylaw or amendment thereof duly adopted by the affirmative vote of holders of a majority of the shares entitled to vote thereon, by the written consent of the holders of a majority of the outstanding shares entitled to vote thereon, or by the Board of Directors.

C.           The power to fill vacancies in the Board of Directors created by the removal of one or more directors shall be exercised only by the directors in office immediately prior to the removal of such director or directors.

D.           Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Restated Certificate of Incorporation.  Each director in each class shall hold office until his or her successor is duly elected and qualified.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

ARTICLE 7

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8

Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Restated Certificate of Incorporation may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

ARTICLE 9

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to, or modification or repeal of, this Article 9 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.  This Article 9 does not affect the availability of equitable remedies for breach of fiduciary duties.

ARTICLE 10

A.           Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action.

B.           Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders may be called only by either (a) the Chairman of the Board of Directors or President, or (b) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies, or (c) by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

ARTICLE 11

Except for (i) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (ii) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of the Corporation, and any direct action brought by a stockholder against the Corporation or any of its directors or officers, alleging a violation of the DGCL, the Corporation’s Certificate of Incorporation or Bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the Corporation, shall be brought in the Court of Chancery in the State of Delaware, which shall be the sole and exclusive forum for such proceedings; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Paul Dolan, its Secretary, on this 28th day of December, 2012.

By:	/s/ Paul E. Dolan, III
Name:	Paul E. Dolan, III
Title:	Secretary